Exhibit 99.2

Tidewater, Inc.

September 6, 2007

10:25 PM ET

Moderator:	Okay, good morning, everyone. Our next speaker is Dean Taylor who is the Chairman, President and CEO of Tidewater. Dean began at Tidewater in 1978 and has held a number of international management positions throughout his career. He has been President in 2001, CEO in 2002, and Chairman in 2003. Under his direction the company has grown a significant way towards upgrading and replacing its conventional fleet and has become a leading deep water vessel company while at the same time enjoying a substantial increase in profitability. I’m pleased to welcome back to our conference Dean Taylor. Dean?

Dean Taylor:	Thank you, Jim. Good morning, everyone. It’s a pleasure to be here in New York. The weather’s a lot cooler than in south Mississippi and south Louisiana and it’s good to be here. Our forward-looking statements. We will make some statements today that are forward-looking and may not come to pass but we certainly hope they do. This is our workplace. This is a vessel towing a rig off of the Bath Strait in Australia but these are the conditions. These are somewhat unusual conditions, they don’t always, they’re not conditions in which we always work, but sometimes we do work in conditions like this for which we’re very proud of our safety record.

Most investors don’t give a hoot about our safety record, but we certainly do. Through the last five to ten years, our safety improvement has been substantial and that means a lot to our employees and more than that, it means a lot to our customers. We compare ourselves against what we consider to be the leading, the leaders in the industrial workplace in the United States, Dow Chemical, DuPont, ExxonMobil, and BP. In every case our total recordable incident is better than theirs, although I have to say that this year we’re not doing nearly as well as we’ve done in years past. So far this year we have three fatalities, we have four lost time accidents. Our total recordable incident although still good at 0.22 per 200,000 man-hours is really heavily influenced by these accidents that we’ve had since the start of this fiscal year. Frankly I’m very disappointed and I’d have to say we’re doing a poor job in safety endeavor so far this year. We hope to do much better for our employees and for our customers.

Nevertheless, in spite of all that, we still feel like we’re the safest company in our industry. Our international presence is certainly driving our earnings. As we move forward, our cash position is allowing us to grow the industry’s largest new fleet. We don’t have the newest fleet in the industry but we have the largest new fleet in the industry and I’ll get to that a little bit later. We have one of the strongest balance sheets on the OSX. We’ve demonstrated our ability to generate solid earnings across the business cycle. We have authority to repurchase common shares and we have one of the highest dividend yields on the OSX.

Tomorrow we hope Tidewater will continue to be able to demonstrate its financial strength. We feel like we should be able to continue to grow our international market share. We’re going to continue to renew our fleet in a disciplined fashion in what is typically a cyclical business. We feel like you need to pay some attention to when you renew your revenue generating assets. We will continue to work on pushing our day rates and utilization to grow profits and our cash flow and we definitely believe in the right acquisitions at the right price at the right time. We’ve not been able to fulfill all three of those objectives in the recent past, but we think that opportunities will present themselves and we will be able to affect some combination of companies in our industry.

We have a favorable outlook. We believe the commodity pricing remains very favorable. E&P spending is up. Lehman’s own survey mid year report says that our customers will be spending at 12.8% more than they did last year. Excuse me, than they initially predicted to spend this year. Rig count is up worldwide, there’s 130 rigs under construction worldwide. In addition to that, there is strong demand in virtually all areas of the world where we work and where the business is. Again, we have the largest new fleet in the industry and we are certainly an international company operating in about 61 countries around the world.

We’re the most internationally diverse company in the industry. We have lots of competitors in regions, and we have lots of competitors locally, but we have very few competitors on an international basis. We have five decades of working outside of the United States. Our first international operation was in Venezuela in 1958. We just celebrated our 50th anniversary of operating in Venezuela. We’ve been in Mexico since 1962 and Nigeria since 1968 and in the Far East since about 1966, so we’ve been outside of the United States for a long time.

We feel like we’re continuing to grow our international presence. As time moves on, our vessel utilization and day rates on earnings continue to grow. In our last quarter, about 85% of our revenue and 90% of our profits came from our international operations versus about 49% and 41% respectively ten years ago. So we certainly shifted from being a mostly U.S. operator to mostly an international operator.

And E&P international spending is forecast to increase at a faster rate than overall E&P spending, so we think that’s very favorable for us and for other companies that are internationally focused.

Ten years ago our international, excuse me, our vessel count by region, we had about 243 ships in the United States, we had about 84 in Central and South America, about 125 in West Africa, about 75 in Europe and the Middle East, and about 32 in the Far East. That was ten years ago in 1997, the last big run up in the industry cycle. Today we are down to about 50 vessels in the United States, about 102 in South America, we’re up to about 141 vessels in West Africa, we have about 36 vessels in Europe and the Middle East and about 45 in the Far East. You may note that there is some decrease in our presence in the Middle East and in Europe. That is somewhat explainable in that we had a vessel safety standby fleet in the North Sea. In 1997 we sold that business that was about 27 units. And we also had just acquired a company in the North Sea called (inaudible). Most of those units that we bought at that time, we’ve moved to other markets since 1997, so we, for practical purposes, we have no North Sea fleet right now. We have about 35 units in the Middle East and in Egypt and the Mediterranean.

This is what we’ve done with our international vessel day rates since fiscal 2005. Just over the last three years they’ve grown almost 50%. And we continue to use our cash position to grow the industry’s largest new fleet. There are some that accuse us of not reinvesting in the business. I would beg to differ with that. We’re spending now up to about half of a billion dollars per year on continued fleet renewal and we expect to do that for the next four to five years going forward. We expect to be able to do that through internal cash flow generation. Last year our CapEx was about $235 million, this is what we actually spent last year although we made commitments greater than that.

We have a very prudent approach to expansion and acquisition opportunities. We think in a cyclical business, it’s too easy to get caught up in the momentum of the day and to make acquisitions at white hot asset prices and we think caution is a better approach.

We said we have the largest new fleet in the industry and in the last since January 2000 we’ve either committed or built 58 anchor handlers, 52 platform supply vessels, and 60 crew and tugboats for a total of 170 vessels, total commitment of about $2.2 billion of which about $1.6 billion has already been funded.

And we haven’t stopped there. We have 24 anchor handlers presently on our order book, 14 platform supply vessels, 7 crew boats or tugboats for a total of 45 boats on our order book as of the close of last quarter. Now this number is changing every quarter because we’re not finished with our reinvestment program. We have more reinvestment to do and so you’ll probably see this number change by the end of this coming quarter.

This is where our vessels are being constructed worldwide, six in the United States, two down in Brazil, 12 in Europe, 11 in China and 13 between India and the Far East. And this is our delivery schedule. We had eight delivered in fiscal 2007, 22 are supposed to be delivered before March of 2008. We delivered four already this year, we have 18 yet to come, 12 in 2009, and 14 in 2010 and one in 2011. Those numbers for 2009, 2010, and 2011 will change as we move forward and make some more deals.

Situation at Tidewater the year before I took over, we had 509 ships, average age was 19 years old and they were providing 100% of our profits in fiscal year 2000. Of those 509, as of the end of our last fiscal year on March 31, 2007, we still had 321 in operation, the average age had been moved to 25 years old and the profit contribution of those vessels to our total profitability was 52%. As of the end of fiscal 2007 we had put 105 new ships into our fleet. The average age of those ships is now 5 years old and they have provided 48% of our profitability.

We’ve done all of this in a relatively measured manner. You can see that our present active fleet is about 414 ships with 157 of them being new vessels. In the meantime, we’ve disposed of 380 ships since fiscal year 2000. 306 have been sold, 74 have been scrapped. The ones that have been sold, all but about 25 have been sold outside of the industry so we don’t feel like we’re selling back into the industry where vessels come back to compete against us.

Our balance sheet is very strong. As of the end of the June quarter we had $355 million in cash, stockholders equity about $2 billion, long term debt about $300 million, so in effect we’re net debt free. And this slide just kind of gives some of the financial highlights of our last quarter and our quarter a year ago. Our revenues last quarter were about $305 million, net earnings about $87 million, about $1.55 per share and we had capital expenditures of about $111 million, net cash from operations of about $121 million.

We’ve had significant earnings growth over the last three years. Our compounded annual earnings growth rate was about 78% over the last three years. We’ve gone from roughly $59 million in fiscal year 2004 to $336 million in fiscal 2007. If you look, 2000 was a relatively soft year in the business. We made $1.37. 2004 was definitely a down year, we made a buck, excuse me, we made $0.73 a share. $1.78 in 2005, $3.33 2006 and $5.94 in 2007. And the analysts are projecting that we’ll come in at about $6.78 in 2008. That’s their projections, not ours. We don’t give guidance. But at least it’s the thoughts of some smart people think we might end up this year.

Our average fleet age has stayed relatively constant at about 19. I guess our goal is to have our average fleet age at around somewhere between 12 and 15 years when we’re finished with our new construction program. And that should be within the next three to five years, I think, depending upon whether we can affect an acquisition in the interim.

We have a share repurchase program presently in effect. We have authority to purchase $200 million in common stock. Of this program we’ve already spent $35 million, we’ve bought back about 551,000 shares at an average cost of $63.52 per share. We had just finished $158 million program at about $60.17 a share. We bought back 2,560,000 shares in our last program. So we continue to — we have about $165 million left in our present program, we’re going to continue to purchase shares on an opportunistic basis if we feel that timing is right, although we don’t profess to be market (inaudible).

Tidewater has the fourth highest dividend yield in the OSX. A couple of years ago when I was up here I think I told Jim at the time, at that time we had about a 3% dividend yield and we told Jim that we were working like hell to see if we couldn’t reduce the yield and we’ve effectively done that by getting our share price up. But dividends are something we talk about at every board meeting. We pay a lot of attention to whether we should be increasing the dividend or buying back shares or both and it’s something that you may see changing but it’s certainly on our radar screen.

We’re an EVA company. We started implementing EVA about two years ago. Last year we started paying people bonuses based on economic value added. We think it’s brought tremendous discipline to our company in terms of capital acquisitions. I wish we had implemented it for bonus purposes two year ago. You can see that we went in fiscal 2005 to 2006, we’ve created $100 million of economic value added. Last year, the first year that we were paid on it, we created another $147 million of economic value added, so we think it’s brought great discipline to our company and we think it’s going to continue to provide great benefits for our shareholders.

Our presentation really doesn’t change very much. Fiscal 2005, 2006, 2007 our objectives were the same as they are this year, to renew the fleet, to maintain our financial strength and to continue to deliver results. That’s our plan, it hasn’t changed in three years and we don’t think it’s going to change substantially anytime soon. But that’s who we are and that’s what we’ve been about. So all that being said, I’ll be glad to try to take any questions if anyone has them. Sir?

Unidentified Participant:	Given the strength in day rates, what is your view, what gives you comfort that the industry will exhibit capital discipline going forward? Not just your company, but the industry on the whole?

Dean Taylor:	Could you say that again, please?

Unidentified Participant:	Given the strength in day rates, given how it’s grown the past few years, what gives you confidence that the industry will exhibit capital discipline going forward? Not just your company, but the industry in general, what’s going to keep the industry from going into over supply given the high day rates?

Dean Taylor:	Well I think one thing that’s a little bit different this time than last time is that the worldwide fleet is relatively mature. There are about 600 and — depends on whose list you look at, but there’s 680 vessels under construction right now with 150 to be delivered this year and 180 supposedly next year and 100 roughly the year after that and some number after that. But you compare that to the worldwide fleet totals, and you compare worldwide fleet totals to the average age of the worldwide fleet which is roughly about

21 years old, even including all the new building which has taken place in the last four to five years. So I think that there’s some room for comfort in that I think most, I think as the new equipment comes on stream, a lot of the older equipment will be shoved off to the market. Now some of that older equipment is going to be ours. But by the same token, some is going to be belonging to other people. And I think there’s nothing to guarantee that the industry won’t overbuild. Typically asset intensive businesses do overbuild. But I say if that happens, who’s in the best shape to profit from that? We have a need to renew our fleet. If someone overbuilds, I think it probably won’t help the stock price but it will give us an opportunity to probably buy somebody’s assets at a certainly much more attractive asset cost. But there’s no guarantee. I think that for the immediate future though, the industry concern of overbuilding can be tempered by the age of the worldwide fleet. Any other questions?

Unidentified Participant:	Dean, do you have any concerns at the present time just based on the 680 vessels under construction that any category of vessel could go into softer oversupply situation in the next one to two years?

Dean Taylor:	Well I think if there’s any place where there may be some overbuilding, it’s probably in the higher spec deep water category. And the reason I say that is because there’s no old equipment in that category. All the equipment in higher spec deep water category is new. There’s nothing that’s going to be shoved out I don’t think. I think if there’s any risk it’s there. For some of middle spec and lower spec, I think there’s so much old equipment that I think the risk of there being overbuilding there is somewhat lessened.

Unidentified Participant:	Dean, you’ve hired also a senior person who is head of potential acquisitions to look at other opportunities for Tidewater. Is this, are we seeing, are you seeing more potential opportunities here? And how would you describe the vessel acquisition market currently?

Dean Taylor:	The assets are pretty expensive although we’re seeing more people offering them up. Just with seeing the liquidity crisis it’s having some impact. We’re seeing more people all of a sudden coming to market and saying, I’m willing to see this unit now. But they still want pretty hefty prices for some of the equipment so it’s a matter of picking and choosing, trying to get the right deal.

Unidentified Participant:	Dean, can you talk a little bit also about your contracting strategy? You have a lot of vessels coming up here that are new builds. Are you looking for long term contracts for most of your high spec vessels that are coming out or maybe you could elaborate on that.

Dean Taylor:	Let’s see, I see at least three competitors in here so I need to be somewhat careful. But it just depends. Some customers are — it’s better to have long term charters with them. Some customers you feel like you take your chances with the spot market. In most of the markets in which we work, there are term markets. We have about half of our fleet tied up in term contracts and about half work on spot contracts. So it’s — and that stays pretty constant year on year, so I wouldn’t expect that to change very much.

UP:	Do you think your future new build strategy this year would be to more replace existing older 180 footers?

Dean Taylor:	Well we don’t have many 180 foot vessels left. We’ve only got about 20 left.

Unidentified Participant:	Maybe the older generation of conventional supply vessels that work internationally.

Dean Taylor:	Well the 180s didn’t work internationally. They were purpose built for the Gulf of Mexico and mostly stayed in the Gulf of Mexico and you can see our Gulf of Mexico fleet has been reduced substantially. Most of the vessels that work internationally are larger. But I think that first we need to be a little bit careful about saying replacement because all that implies is that we’re replacing our present earnings capabilities. We fully intend to grow our earnings capabilities, so on the one hand we’ll be replacing some of our older vessels, but we think with our ability to using cash flow and buying judiciously, we think that we’ll be able to not only replace the earnings power of our present fleet, but grow it. And of course if any acquisition opportunities present themselves, we certainly have the fire power to jump on them pretty quickly and to grow in that fashion. So we’re not concerned with simply replacement. We want to grow our earnings.

Unidentified Participant:	Does building new deep water high specs or ordering new ones from Pierre, is that a part of your strategy?

Dean Taylor:	We’re ordering some, but as I said, I think if there’s any risk of overbuilding it’s in that sector. A Norwegian company recently ordered two vessels that are roughly 20,000 horsepower and they paid $104 million each for them. Now we’ve got some boats that we built for China three years ago and we spend $35 million on each. And have roughly the same capabilities. But I think if fighting gets dirty, we’re going to be in a lot better shape to compete with that $35 million boat than a $105 million boat will if things get messy. And I’m not sure that things will get messy. I think that my view is that business is going to stay pretty good for while. But by the same token, again, all the more reason for being judicious in your acquisition strategy because if things do get messy, then the people that have overpaid are going to be in trouble first.

Unidentified Participant:	How do your revenues break down between new exploration activities and support of existing producing rigs?

Dean Taylor:	I don’t know that we track it like that. I would just guess it’s probably — support of existing rigs and what was the other one?

Unidentified Participant:	New offshore exploration?

Dean Taylor:	I don’t know, I think that the new exploration is probably maybe 35% and 65% of stuff that’s already been, is in development or in production. But that’s — I’m guessing. We really don’t track it in that fashion. Anybody else?

Unidentified Participant:	Okay, Dean, thank you very much.

Dean Taylor:	Jim, thank you. Thank you, everyone for your interest in our company.